Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Elects Dr. Joachim Hasenmaier to Board of Directors

LOVELAND, CO, January 12, 2021 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a leading global provider of advanced veterinary diagnostic and specialty products, appointed Dr. Joachim Hasenmaier, the former head of Boehringer Ingelheim Animal Health, to the Company’s Board of Directors, effective January 11, 2021.

Dr. Joachim Hasenmaier most recently served as a member of the board of managing directors of Boehringer Ingelheim, a world-leading, research-driven pharmaceutical company, where he oversaw the animal health and consumer healthcare businesses. Previously, as head of animal health of Boehringer Ingelheim, Dr. Hasenmaier led the rapid growth and expansion of the business, including the acquisition of a significant part of the Fort Dodge Animal Health product portfolio as well as the acquisition and integration of the Sanofi/Merial animal health units. Dr. Hasenmaier received his Doctor of Veterinary Medicine degree from the University of Munich and his MBA from the Kellogg School of Management at Northwestern University. Dr. Hasenmaier also serves as a Director of Invetx, a pioneer in protein-based therapeutics for animal health.

“I have known and admired Joachim for years,” said Kevin Wilson, the Company’s Chief Executive Officer and President. “Joachim has deep expertise at the very top of the animal health market; he has led large multi-national teams, delivered impressive organic growth, engineered powerful acquisitions and partnerships, and executed complex integrations. Today, Heska gains the benefit of his extraordinary experience and relationships, which, when combined with his global and cultural perspectives, will add tremendous value to our strategic execution from our longtime U.S. and new Germany based headquarters. In a global animal health market in which diagnostics and data sit at the center of pharmaceutical, diet, and healthcare services success, Joachim can help Heska build key bridges. He is an excellent addition to Heska’s already very strong Board of Directors, and I’m thrilled to welcome him.”

“I am honored to join the Heska team,” commented Dr. Hasenmaier. “I have long respected Heska and their commitment to drive innovation for the betterment of veterinarians and their pet patients worldwide. Heska’s central position within the global diagnostics market and its ability to expand rapidly in such a competitive landscape is rare and exciting. I look forward to working with Kevin and his executive team and the Company’s Board of Directors to continue Heska’s upward trajectory on behalf of shareholders and employees and for the overall benefit of pets, pet owners, veterinarians, and the broader animal health industry.”

About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: North America and International. Both segments include Point of Care Lab testing instruments and consumables, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health.